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WhiteWave Schedules October 4, 2016 Special Meeting for Vote on Merger Agreement with Danone

Stockholders of Record on August 25, 2016 Entitled to Vote at Special Meeting

DENVER, Colo. — August 15, 2016 — The WhiteWave Foods Company (NYSE: WWAV) today announced that it has established a special meeting date of October 4, 2016, for its stockholders to, among other things, consider and vote on a proposal to approve the previously announced Agreement and Plan of Merger with Danone S.A. and July Merger Sub Inc., an indirect wholly owned subsidiary of Danone, under which Danone will acquire WhiteWave for $56.25 per share in an all-cash transaction. The Board of Directors of WhiteWave recommends that stockholders vote in favor of the merger with Danone.

WhiteWave stockholders as of the close of business on the record date of August 25, 2016, will be entitled to receive notice of, and to vote at, the special meeting.

WhiteWave continues to expect the transaction to close by the end of the year, subject to the approval of WhiteWave’s shareholders, regulatory approvals, and customary conditions.

Additional Information and Where to Find it

WhiteWave intends to file with the United States Securities and Exchange Commission (SEC) a proxy statement in connection with the proposed transaction, the definitive version of which will be sent or provided to WhiteWave stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov and at WhiteWave’s website at www.whitewave.com.

Certain Information Concerning Participants

WhiteWave and its directors and executive officers may be deemed to be participants in the solicitation of proxies from WhiteWave investors and security holders in connection with the proposed transactions. Information about WhiteWave’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transactions will be included in the proxy statement that WhiteWave intends to file with the SEC. These documents may be obtained for free as described above.

About The WhiteWave Foods Company

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

• The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. Forward looking statements in this document include, but are not limited to, statements regarding the expected timing of the completion of the transaction. These forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties as to the timing of the contemplated merger; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived; the effects of disruption caused by the announcement of the contemplated merger; the risk of stockholder litigation in connection with the contemplated transaction, and other risks and uncertainties described in the section “Risk Factors” in WhiteWave’s recent annual report on Form 10-K available on www.whitewave.com.

CONTACTS

Investor Relations:	Media:

Dave Oldani +1 (303) 635-4747	Molly Keveney +1 (303) 635-4529